Exhibit 99.1

EMPIRE ENERGY CORPORATION INTERNATIONAL

Lenexa, Kansas, USA

Board changes announced Empire Energy

August 27, 2007 – Empire Energy Corporation International, (OTC/BB: EEGC.OB) (the “Company”) announced today two new Board appointments. Mr. Michael Roberts and Mr. S. A. (Al) Sehsuvaroglu have been appointed to the Board of the Company. Mr. Roberts has been elected non-executive Chairman and Mr. Sehsuvaroglu will head the Company’s executive management team as Chief Executive Officer and President. Mr. John Garrison, an existing director, has accepted the role of Chief Financial Officer.

Michael Roberts has over 20 years investment experience in Oil and Gas exploration companies and served for 14 years as a CEO of the parent of an oil and gas exploration group focusing on offshore China. Mr. Roberts is a qualified accountant and previously had a career in investment banking in London and the Far East. He now serves as an independent non executive director on the Boards of a number of companies specializing in Natural Resources in Australasia and Africa.

Mr. Sehsuvaroglu has over 29 years experience in the oil and gas industry. He has served as President and Chief Executive Officer of Big Sky Energy Corporation from Jan 2005 to Jan 2007 and as the Vice-Chairman of the Kazakhstan Petroleum Association from 2003 to 2007, dealing with national oil & gas production issues and providing consultancy to Legislative Bodies during preparation of energy related laws. He was one of the founding members and Director of the Board of Kazakhstan-Canadian Business Association.

Previously, Mr. Sehsuvaroglu served as Senior Vice-President Operations and later as SrVP Corporate Planning & Economics at Nelson Resources Limited, supervising an operation with a daily production that increased from zero to over 40,000 bopd in three years. From 2000 to 2001, Mr. Sehsuvaroglu was Country Director for Kazakhstan for Halliburton’s Kellogg Brown & Root division. From 1978 to 2000, he served in various engineering and management roles with the multinational service company Halliburton, having worked in USA, Europe, Central Asia and Africa. Mr. Sehsuvaroglu is a graduate Nuclear Engineer from Kansas State University and is a Registered Petroleum Engineer in the State of Texas. He is married with 3 children.

John C. Garrison has been a director of the Company since April 1999. Mr. Garrison is a certified public accountant with over thirty years of experience in accounting, auditing and financial management. He served as Corporate Secretary, Director and Chief Accounting Officer of Infinity, Inc., a publicly traded oilfield service and oil and gas exploration and development company from April 1995 to August 1999. He is also a director of Quest Resource Corporation, a publicly traded energy company. He is licensed to practice public accountancy in Kansas and Missouri and has been in practice since 1976. Mr. Garrison received a degree in Business Administration and Accounting from Kansas State University in 1974.

Concurrent with the above appointments, Mr. Malcolm Bendall has resigned from the Board of Empire and all of its subsidiaries with immediate effect but will continue to make his expertise available to the Company as a consultant. He said “I am very pleased to have these respected individuals head the new management team. Their extensive industry experience and expertise will enable a new chapter to be written and the Company is now in a position to begin to exploit its full potential in Tasmania”.

Empire Energy Corporation International is an international oil and gas exploration company, focusing on developing assets in one of the world’s last virgin basins and to become a leading low-cost finder of hydrocarbons. The Company is currently operating in Tasmania’s central and northern basins.

For further information please contact:

Mr. S. A. (A1) Sehsuvaroglu

President & CEO

Empire Energy Corporation International

Tel: 1 (913) 469 5615

Fax: 1 (913) 312 4068

alsehsu@gmail.com

Note: The information presented in this press release contains forward looking statements which are based on the current expectations of the management of Empire Energy Corporation Int’l only, and actual results may differ materially. For a more detailed discussion of risks and other factors related to Empire Energy Corporation Int’l, please refer to its 10-KSB and 10 QSB reports filed with the U.S. Securities and Exchange Commission.